Exhibit 99.1

Buckeye Announces Third Quarter FY 2010 Results

Adjusted EPS of $0.28 compared to $0.11 in 3Q-FY09 and $0.22 in 2Q-FY10

Sales up 11% versus Year-Ago Quarter; up 4% from Second Quarter

Debt reduced by $16.5 million as a result of strong cash flow during the quarter

Long-term debt target reduced below $250 million for fiscal year-end

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 27, 2010--Buckeye Technologies Inc. (NYSE:BKI) today announced third quarter net income of $19.3 million or $0.49 per share compared to net income of $4.3 million or $0.11 per share in the same period last year. Third quarter earnings included net income of $4.2 million, or $0.11 per share, from alternative fuel mixture credits (AFMC) recognized during the quarter, which was partly offset by after-tax costs relating to restructuring and early retirement of debt totaling $2.5 million, or $0.07 per share. In addition, income tax expense for the quarter was reduced by $7.4 million, or $0.19 per share for energy investment tax credits earned to-date on progress expenditures for our Foley Energy Independence project, of which $6.6 million or $0.17 per share was related to prior period expenditures. We expect to continue to receive investment tax credits over the next several years based on planned spending on energy projects at our Foley mill. Net sales were $191 million for the third quarter of fiscal 2010, up 11% versus net sales of $172 million in the third quarter of fiscal 2009.

Adjusted net income* for the quarter was $11.0 million, or $0.28 per share versus third quarter fiscal 2009 adjusted net income $4.3 million, or $0.11 per share. “Adjusted net income” is a “non-GAAP financial measure” as defined by SEC rules that adjusts net income for AFMC, investment tax credits on prior period expenditures, restructuring and early debt retirement costs and is reconciled in the table below. This $0.17 per share increase in adjusted earnings per share* compared to the same quarter a year ago was largely due to increased shipment volume, which was up about 19%, and the resulting improvement in capacity utilization. The impact of lower selling prices was offset by lower input costs. Also contributing $0.06 to this improvement in adjusted net income was a 46% reduction in interest expense versus the same quarter a year ago largely due to the reduction in long-term debt, which has come down by $115 million over the past twelve months. This was partly offset by a higher tax rate (-$0.04).

Adjusted earnings per share of $0.28 in the just completed quarter were up $0.06 compared to the $0.22 earned in the second quarter. Adjusted operating income* improved by $2.7 million, accounting for $0.04 of this improvement and reduced interest expense added another $0.01. Operating income for Specialty Fibers was up $4.1 million as increased selling prices due to strong demand in most of our markets more than offset higher costs for energy (driven primarily by cold weather) and transportation during the quarter. Operating income for Nonwovens was down $1.2 million as margins were compressed due to rising fluff pulp costs.

Chairman and Chief Executive Officer John B. Crowe said, “In spite of a slow start in January and February due to the cold weather, our third quarter was a good quarter. Our markets remain very strong and should continue to be so for the near term. Gross margin for the quarter improved to 17.4% of sales, which is the highest level achieved since the October-December quarter of 2007. We generated free cash flow* of $18.2 million during the quarter, enabling us to reduce our debt to $273.5 million and meet our fiscal year-end debt goal one quarter early. We have established a new target to reduce long-term debt below $250 million by the end of our fiscal year in June. We also completed the redemption of an additional $25 million of our 8.5% 2013 senior notes on April 19th using borrowings on our bank revolver, which will reduce the remaining notes outstanding to $140 million and further reduce interest costs going forward. Average selling prices of our products are expected to improve further in the fourth quarter. Also, in the near term, operational reliability and procurement of cotton linters will be the keys to building on the current quarter’s success.”

Buckeye has scheduled a conference call for April 28, 2009 at 11:00 a.m. ET to discuss third quarter fiscal year 2010 results. Those interested in listening by telephone may dial in at (800) 967-7138 within the United States. International callers should dial (719) 325-2306. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

* This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures used are “adjusted operating income”, “adjusted net income”, “adjusted earnings per share” and “free cash flow” The first three are equal to net income, operating income and earnings per share excluding income from alternative fuel mixture credits, investment tax credits on prior period expenditures, restructuring, and early debt retirement costs. We define “free cash flow” as net cash provided by operating activities less net cash used in investing activities.

The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it allows for a more meaningful comparison of these financial measures to prior periods, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages its business units by financial measures which exclude these items. Operating income and earnings per share targets for our all-employee bonus and at-risk compensation also exclude the benefit of alternative fuel mixture credits. Free cash flow is provided because it is widely used by investors as a valuation and liquidity measure in our industry.

	Jan-Mar	Oct-Dec	Jan-Mar
($ in Millions)	2010	2009	2009
Operating income
Operating income in accordance with GAAP	23.7	55.7	12.8
Restructuring costs	2.4
Alternative fuel mixture credits	(4.8)	(37.1)
Adjusted operating income	21.3	18.6	12.8

Net income
Net income in accordance with GAAP	19.3	46.3	4.3
Restructuring costs	1.5
Alternative fuel mixture credits	(4.2)	(37.5)
Early extinguishment of debt	1.0
ITC on prior period expenditures	(6.6)
Adjusted net income	11.0	8.8	4.3

Diluted earnings per share (EPS)
EPS in accordance with GAAP	$0.49	$1.18	0.11
Restructuring costs	0.04
Alternative fuel mixture credits	(0.11)	(0.96)
Early Extinguishment of Debt	0.03
ITC on prior period expenditures	(0.17)
Adjusted EPS	$0.28	$0.22	$0.11

Free Cash Flow
Net cash provided by operating activities	29.4	10.9	21.3
Net cash used in investing activities	(11.2)	(10.1)	(9.1)
Free cash flow	18.2	0.8	12.2

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its products, the receipt of future investment tax credits and debt reduction goals. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other period filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009

Net sales	$190,714	$183,308	$171,635	$551,296	$577,593
Cost of goods sold	157,567	153,095	147,765	463,028	495,253
Gross margin	33,147	30,213	23,870	88,268	82,340
Gross margin as a percentage of sales	17.4%	16.5%	13.9%	16.0%	14.3%

Selling, research and administrative expenses	11,985	11,181	10,601	34,666	34,077
Amortization of intangibles and other	472	477	465	1,422	1,405
Goodwill impairment	-	-	-	-	138,008
Restructuring costs	2,395	-	-	3,209	-
Alternative fuel mixture credits	(4,762)	(37,073)	-	(77,677)	-
Mitigation bank sales	(633)	(91)	-	(724)	-

Operating income	23,690	55,719	12,804	127,372	(91,150)

Net interest expense and amortization of debt costs	(3,920)	(4,621)	(7,206)	(13,830)	(22,113)
Early extinguishment of debt	(1,537)	-	-	(1,372)	401
Foreign exchange and other	(421)	(199)	100	(720)	(518)
Income (loss) before income taxes	17,812	50,899	5,698	111,450	(113,380)
Income tax expense (benefit)	(1,531)	4,616	1,412	6,592	(1,532)
Net income (loss)	$19,343	$46,283	$4,286	$104,858	$(111,848)

Earnings (loss) per share	$0.50	$1.19	$0.11	$2.71	$(2.89)
Diluted earnings per share	$0.49	$1.18	$0.11	$2.66	$(2.89)

Weighted average shares for basic earnings per share
	38,785	38,752	38,672	38,754	38,682

Weighted average shares for diluted earnings per share
	39,638	39,282	38,765	39,352	38,682

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31	June 30
	2010	2009	2009
Current assets:
Cash and cash equivalents	$26,935	$20,797	$22,061
Accounts receivable, net	126,981	120,420	111,292
Income tax and AFMC Receivable	73,809	64,814	9,374
Inventories	83,147	83,894	87,637
Deferred income taxes and other	6,166	6,290	6,507
Total current assets	317,038	296,215	236,871

Property, plant and equipment, net	526,201	530,360	526,589
Goodwill	2,425	2,425	2,425
Intellectual property and other, net	18,886	20,118	26,499
Total assets	$864,550	$849,118	$792,384

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$32,814	$26,780	$30,882
Accrued expenses	43,190	33,403	40,804
Current portion of long-term debt	-	19,000	-
Total current liabilities	76,004	79,183	71,686

Long-term debt	273,476	271,000	327,465
Deferred income taxes	48,120	46,988	48,399
Capital lease obligations	-	-	-
Other liabilities	32,993	33,898	26,803
Stockholders' equity	433,957	418,049	318,031
Total liabilities and stockholders' equity	$864,550	$849,118	$792,384

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended				Nine Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009
OPERATING ACTIVITIES
Net income	$19,343	$46,284	$4,286	$104,858	$(111,848)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	11,500	11,530	11,824	34,324	36,593
Amortization	704	735	634	2,187	1,886
Loss on early extinguishment of debt	1,537	-	-	1,372	(401)
Loss on goodwill impairment	-	-	-	-	138,008
Deferred income taxes	1,718	(1,844)	1,828	75	(4,761)
Loss on disposal of equipment	286	142	217	459	891
Provision for bad debts	(98)	(97)	263	(354)	253
Excess tax benefit from stock based compensation	(3)	(16)	-	(19)	-
Other	(94)	(269)	154	(777)	218
Change in operating assets and liabilities
Accounts receivable	(7,458)	(6,285)	(4,783)	(8,363)	6,797
Income tax and AFMC receivable	(8,995)	(27,119)	-	(64,435)	-
Inventories	466	(988)	13,467	5,247	4,086
Other assets	271	2,089	866	960	1,189
Accounts payable and other liabilities	10,244	(13,284)	(7,485)	(1,135)	(23,100)
Net cash provided by operating activities	29,421	10,878	21,271	74,399	49,811

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(11,097)	(9,910)	(8,994)	(29,769)	(34,005)
Proceeds from sale of assets	-	8	-	8	-
Proceeds from State of Florida grant	-	-	-	7,381	-
Other	(158)	(145)	(98)	(319)	(171)
Net cash used in investing activities	(11,255)	(10,047)	(9,092)	(22,699)	(34,176)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	18,470	(5,000)	(2,655)	90,999	(114)
Payments on long term debt and other	(35,000)	-	-	(145,000)	(5,358)
Excess tax benefit from stock based compensation	3	16	-	19	-
Purchase of treasury shares	-	-	-	-	(494)
Net proceeds from sale of equity interests	539	33	-	694	-
Net cash used in financing activities	(15,988)	(4,951)	(2,655)	(53,288)	(5,966)

Effect of foreign currency rate fluctuations on cash	3,960	1,662	864	6,462	(1,183)

Increase (decrease) in cash and cash equivalents	6,138	(2,458)	10,388	4,874	8,486
Cash and cash equivalents at beginning of period	20,797	23,255	8,491	22,061	10,393
Cash and cash equivalents at end of period	$26,935	$20,797	$18,879	$26,935	$18,879

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
SEGMENT RESULTS	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009
Specialty Fibers
Net sales	$137,049	$129,585	$123,853	$388,793	$426,571
Operating income (a)	20,345	16,246	10,861	45,943	42,271
Depreciation and amortization (b)	7,393	7,411	7,793	21,844	24,201
Capital expenditures	10,335	8,794	7,789	26,565	29,741

Nonwoven Materials
Net sales	$59,922	$60,241	$57,210	$182,891	$179,913
Operating income (a)	3,347	4,560	2,912	13,051	7,948
Depreciation and amortization (b)	3,653	3,668	3,577	11,128	11,119
Capital expenditures	663	1,135	866	2,526	3,202

Corporate
Net sales	$(6,257)	$(6,518)	$(9,428)	$(20,388)	$(28,891)
Operating income (loss) (a)	(2)	34,914	(969)	68,378	(141,369)
Depreciation and amortization (b)	926	929	919	2,776	2,678
Capital expenditures	99	(19)	339	678	1,062

Total
Net sales	$190,714	$183,308	$171,635	$551,296	$577,593
Operating income (loss) (a)	23,690	55,720	12,804	127,372	(91,150)
Depreciation and amortization (b)	11,972	12,008	12,289	35,748	37,998
Capital expenditures	11,097	9,910	8,994	29,769	34,005

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Nine Months Ended
ADJUSTED EBITDA	March 31, 2010	December 31, 2009	March 31, 2009	March 31, 2010	March 31, 2009

Net income (loss)	$19,343	$46,283	$4,286	$104,858	$(111,848)
Income tax expense	(1,531)	4,616	1,412	6,592	(1,532)
Interest expense	3,706	4,412	6,979	13,185	21,483
Amortization of debt costs	232	258	262	759	785
Early extinguishment of debt	1,537	-	-	1,372	(401)
Depreciation, depletion and amortization	11,972	12,007	12,289	35,746	37,998
EBITDA	35,259	67,576	25,228	162,512	(53,515)
Asset impairments	-	-	-	-	138,008
Non cash charges	397	159	361	646	1,091
Adjusted EBITDA	$35,656	$67,735	$25,589	$163,158	$85,584

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
Website: www.bkitech.com